EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2009 relating to (1) the consolidated financial statements of Yamana Gold Inc. (which report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference relating to changes in accounting principles) and (2) the effectiveness of Yamana Gold Inc.’s internal control over financial reporting appearing in the Annual Report on Form 40-F of Yamana Gold Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Vancouver, Canada

May 7, 2009